EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

Board of Directors

Internet Commerce Corporation

We consent to the incorporation in the Form 8-K/A of Internet Commerce Corporation of our report dated April 13, 2006, on our audits of the financial statements of Enable Corp. for the year ended December 31, 2005 and the period from September 24, 2004 (inception) to December 31, 2004.

/s/Miller Ellin & Company, LLP
Miller Ellin & Company LLP

New York, New York

June 1, 2006